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                                                                   EXHIBIT 3.2


                              ARTICLES OF AMENDMENT
                                       TO
                            ARTICLES OF INCORPORATION
                                       OF
                  INTERNET AMERICA, INC. F/K/A INTRNTUSA, INC.


         Internet America, Inc., a Texas corporation (the "Company"), pursuant to the provisions of Article 4.04 of the Texas Business Corporation Act (the "TBCA"), hereby adopts the following Articles of Amendment (the "Amendments") to its Articles of Incorporation as they are in effect immediately prior hereto:

                                   ARTICLE I.

         Paragraph One of Article Four of the Company's Articles of Incorporation shall be amended and restated so that it reads in its entirety as follows:

                                  ARTICLE FOUR

                   "The total number of shares of all classes of capital stock which the Corporation shall have authority to issue is forty-five million (45,000,000), of which (a) forty million (40,000,000) shares shall be designated as Common Stock, par value $.01 per share, and (b) five million (5,000,000) shares shall be designated as Preferred Stock, par value $.01 per share."

                                   ARTICLE II.

         The current Article Nine of the Company's Articles of Incorporation shall be deleted in its entirety and a new Article Nine shall be added that reads in its entirety as follows:


                                  ARTICLE NINE

                   "Shareholders of the Corporation may not take action or actions by written consent. Shareholders of the Corporation may not adopt, amend, repeal or otherwise alter any bylaw of the Corporation."

                                  ARTICLE III.

         The current Article Thirteen of the Company's Articles of Incorporation shall be deleted in its entirety.



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                                   ARTICLE IV.

         The Amendments have been effected in conformity with the provisions of the TBCA, and these Amendments were duly adopted by at least two-thirds of the shareholders of the Company by written consent dated as of July 13, 1998 and by all of the directors of the Company by written consent dated as of July 13, 1998.

                                   ARTICLE V.

          The number of shares of the Company outstanding at the time of such adoption was 2,035,715; and the number of shares entitled to vote thereon was 2,023,215.

                                  ARTICLE VI.

          The holders of 1,467,010 shares, or 72.5% of the shares outstanding and entitled to vote on the Amendments, voted for such Amendments; the number of shares voted against such Amendment was zero.



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         Dated as of the 13th day of July, 1998.


                                        INTERNET AMERICA, INC.


                                        By: /s/ MICHAEL T. MAPLES
                                            ---------------------------------
                                              Michael T. Maples, President





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